U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): June 23, 2006
AMB PROPERTY, L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-14245	94-3285362

(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification number)
Pier 1, Bay 1, San Francisco, California 94111
(Address of principal executive offices) (Zip code)
415-394-9000
(Registrant’s telephone number, including area code)
n/a
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[   ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement and
Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.
     On June 23, 2006, AMB Japan Finance Y.K., a Japan kabushiki kaisha and our subsidiary, which is Yen functional, as the initial borrower, AMB Amagasaki 2 TMK, a Japan tokutei mokuteki kaisha, AMB Narita 2 TMK, a Japan tokutei mokuteki kaisha, AMB Narita 1-1 TMK, a Japan tokutei mokuteki kaisha, AMB Japan Finance 2 Y.K., a Japan kabushiki kaisha, AMB Shiohama TMK, a Japan tokutei mokuteki kaisha, AMB Kashiwa TMK, a Japan tokutei mokuteki kaisha, AMB Shinkiba TMK, a Japan tokutei mokuteki kaisha, AMB Funabashi 5 TMK, a Japan tokutei mokuteki kaisha, and AMB Tsurumi TMK, a Japan tokutei mokuteki kaisha, each of which is Yen functional, as the initial qualified borrowers, and our general partner, AMB Property Corporation, a Maryland corporation, and us, as guarantors, entered into an amended and restated revolving credit agreement for a JPY45 billion (US$386 million using the exchange rate on June 23, 2006) unsecured revolving credit facility that replaced the JPY35 billion (US$300 million using the exchange rate on June 23, 2006) unsecured revolving credit facility executed on June 29, 2004, as previously amended. The amended and restated credit facility is with Sumitomo Mitsui Banking Corporation, as administrative agent and sole lead arranger and bookmanager, and a syndicate of other banks.
     The amended and restated revolving credit agreement contains affirmative covenants, including financial reporting requirements and maintenance of specified financial ratios by us, and negative covenants, including limitations on mergers or consolidations, some of which were amended from the existing credit agreement. The covenants amended include the ratios of total debt to total asset value, secured debt to total asset value and unencumbered net operating cash flow to unsecured debt service. Some of the financial ratios were also eliminated, including the ratio of outstanding unsecured debt to unencumbered asset value, and the limitation on foreign property as a percent of total asset value was removed. In addition, our permitted holdings, which are unimproved assets, interests in taxable REIT subsidiaries and investment mortgages, are now subject to an aggregate limitation of 25% of total asset value, and our consolidated tangible net worth shall not be less than $2.2 billion plus 70% of net offering proceeds.
     The amended and restated revolving credit agreement also includes events, each of which, if not cured within the time period, if any, specified in the credit agreement would constitute an event of default, some of which were amended from the existing credit agreement. Among those events amended were the cross default to recourse indebtedness and the default for final, non-appealable judgments, while the cross default to other non-recourse debt was eliminated.
Item 9.01    Financial Statements and Exhibits.
     A copy of the amended and restated revolving credit agreement is attached hereto as Exhibit 10.1 and is incorporated into this current report by reference.
     The borrowers will use the proceeds from borrowings under this amended and restated credit agreement to fund the acquisition and development of properties, and for other real estate related purposes.
(d)   Exhibits.

10.1	Amended and Restated Revolving Credit Agreement, dated as of June 23, 2006, by and among the initial borrower and the initial qualified borrowers listed on the signature pages thereto, AMB Property, L.P., as a guarantor, AMB Property Corporation, as a guarantor, the banks listed on the signature pages thereto, Sumitomo Mitsui Banking Corporation, as administrative agent and sole lead arranger and bookmanager, and each of the other lending institutions that becomes a lender thereunder.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMB Property, L.P. (Registrant)
By:	AMB Property Corporation,
Its general partner

Date: June 29, 2006	By:	/s/ Tamra D. Browne
Tamra D. Browne
Senior Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit
Number	Description

10.1	Amended and Restated Revolving Credit Agreement, dated as of June 23, 2006, by and among the initial borrower and initial qualified borrowers listed on the signature pages thereto, AMB Property, L.P., as a guarantor, AMB Property Corporation, as a guarantor, the banks listed on the signature pages thereto, Sumitomo Mitsui Banking Corporation, as administrative agent and sole lead arranger and bookmanager, and each of the other lending institutions that becomes a lender thereunder.